EXHIBIT 99.1

News Release

Mellon

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON’S THIRD QUARTER EARNINGS PER SHARE INCREASES 5% DESPITE
DIFFICULT MARKETS, NONPERFORMING LOANS DECLINE SIGNIFICANTLY
— Board approves dividend increase and additional share buyback —

PITTSBURGH, October 15, 2002—Mellon Financial Corporation (NYSE: MEL) today announced third quarter 2002 net income of $191 million, or 44 cents per share. Income from continuing operations totaled $186 million, or 43 cents per share, an increase in earnings per share of 5 percent compared with $196 million, or 41 cents per share, in the third quarter of 2001, excluding the amortization of goodwill. Income from continuing operations totaled $106 million, or 24 cents per share, in the second quarter of 2002. The results for the second quarter of 2002 included a special provision for credit losses of 23 cents per share related in large part to credit exposure to customers associated with allegations of accounting irregularities.

Results in the third quarter of 2002 reflect continued weakness in the equity markets and the economy. Equity market levels at Sept. 30, 2002, as measured by the Standard and Poor’s 500 Index, decreased 17.6 percent compared with June 30, 2002, and decreased 21.7 percent compared with Sept. 30, 2001.

Financial Highlights	Quarter ended			Nine months ended
(dollar amounts in millions, except per share amounts; returns are annualized)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Continuing operations:
Diluted earnings per share	$.43	$.24	$.38	$1.14	$1.00
Income from continuing operations	$186	$106	$179	$503	$480
Return on equity	22.6%	12.6%	20.7%	20.0%	17.3%

Continuing operations—excluding goodwill amortization in 2001 (a):
Diluted earnings per share	$.43	$.24	$.41	$1.14	$1.10
Income from continuing operations	$186	$106	$196	$503	$530
Return on equity	22.6%	12.6%	22.6%	20.0%	19.0%

Net income (b):
Diluted earnings per share	$.44	$.25	$.40	$1.17	$1.06
Net income	$191	$109	$192	$516	$511
Return on equity	23.1%	13.0%	22.2%	20.5%	18.4%

Net income—excluding goodwill amortization in 2001 (a)(b):
Diluted earnings per share	$.44	$.25	$.46	$1.17	$1.22
Net income	$191	$109	$216	$516	$586
Return on equity	23.1%	13.0%	24.9%	20.5%	21.1%

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	86%	84%	85%	84%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	69%	70%	68%	70%	71%
Efficiency ratio	74%	70%	66%	71%	69%

S&P 500 Index at period end	815	990	1,041

(a)
Results for the third quarter and first nine months of 2001 exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $17 million, or 3 cents per share and $50 million, or 10 cents per share, respectively for continuing operations, and $24 million, or 6 cents per share and $75 million, or 16 cents per share, respectively, on a net income basis. See page 24 for additional information.

(b)	Net income amounts include results of discontinued operations, discussed further on page 23.

Mellon Reports Earnings
Oct. 15, 2002

“We remain focused on executing our strategy of building our fee based businesses, which are performing relatively well despite a weak economy and significantly lower equity markets,” said Mellon Chairman and Chief Executive Officer Martin G. McGuinn. “Following aggressive actions to improve asset quality that began earlier this year, we significantly reduced our nonperforming assets during the quarter. Our performance validated our strategic commitment to our asset management and corporate and institutional services businesses in the face of difficult operating conditions, and our confidence in our strategy is reflected in our Board’s actions increasing our common dividend and extending our share buyback program.”

The Corporation increased its quarterly common stock dividend by 8 percent to 13 cents per share. This cash dividend is payable on Friday, Nov. 15, 2002, to shareholders of record at the close of business on Thursday, Oct. 31, 2002. In addition, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock.

As a result of several previously completed significant divestitures discussed further on page 23, the Corporation is reporting its financial results using the discontinued operations method of accounting. The Corporation completed the conversion of customer deposit accounts and loans from its automated systems to the systems of Citizens Financial Group, Inc. (Citizens) during the third quarter of 2002. This was the final step of a transition process that began following the sale in December 2001. As a result, at September 30, 2002, there were no remaining assets or liabilities in discontinued operations. In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

Third Quarter 2002 Financial Data—Continuing Operations:

•
Return on equity totaled 22.6 percent in the third quarter of 2002, unchanged from the third quarter of 2001, excluding the amortization of goodwill. Return on equity totaled 12.6 percent in the second quarter of 2002, reflecting the impact of the special provision for credit losses.

•
Fee revenue totaled 84 percent of fee and net interest revenue, compared with 86 percent in the second quarter of 2002 and 84 percent in the third quarter of 2001. Trust and investment fee revenue totaled 69 percent of fee and net interest revenue, compared with 70 percent in the second quarter of 2002 and 68 percent in the third quarter of 2001.

•
Excluding the impact of acquisitions, fee revenue decreased 7 percent (unannualized) compared to the second quarter of 2002, and 3 percent compared to the third quarter of 2001. Excluding the impact of acquisitions, trust and investment fee revenue decreased 8 percent (unannualized) compared to the second quarter of 2002, and 6 percent compared to the third quarter of 2001. The decreases primarily resulted from lower investment management fees based on the market value of assets under management which declined due to the weakened equity markets, a seasonal decline in securities lending revenue and lower business activity in human resources services due to the weak economy, which more than offset higher securities trading, cash management and foreign exchange revenue.

Mellon Reports Earnings
Oct. 15, 2002

•
Assets under management totaled $562 billion at Sept. 30, 2002, compared with $588 billion at June 30, 2002, and $547 billion at Sept. 30, 2001, with assets under management, administration or custody totaling approximately $2.8 trillion at Sept. 30, 2002. Assets managed by subsidiaries and affiliates outside the United States totaled $77 billion at Sept. 30, 2002. As shown in the table on page 13, market depreciation was the principal factor in the decline in assets under management compared with June 30, 2002. The impact of market depreciation was partially offset by net inflows of $3 billion in the third quarter of 2002, due to money market inflows. The equity markets at Sept. 30, 2002, as measured by the Standard and Poor’s 500 Index, decreased 17.6 percent compared with June 30, 2002, and decreased 21.7 percent compared with Sept. 30, 2001.

•
Nonperforming assets declined $107 million, or 61 percent at Sept. 30, 2002, compared with June 30, 2002. Nonperforming assets totaled $69 million, or .74 percent of total loans and net acquired property at Sept. 30, 2002, compared with $176 million, or 1.79 percent at June 30, 2002, and $126 million, or 1.28 percent at Sept. 30, 2001. The $107 million reduction from June 30, 2002, resulted primarily from an $85 million writedown of a $100 million loan to WorldCom, Inc.

•
Operating expense decreased 1 percent (unannualized) from the second quarter of 2002, the third consecutive quarter in which operating expense has declined from the prior quarter. Operating expense in the third quarter of 2002 compared to the third quarter of 2001 was impacted by acquisitions completed since Sept. 30, 2001, and the amortization of goodwill in 2001. Excluding the impact of acquisitions, and the 2001 amortization of goodwill, operating expense in the third quarter of 2002 increased 5 percent compared with the third quarter of 2001.

•
The provision for credit losses totaled $2 million in the third quarter of 2002, $160 million in the second quarter of 2002 and $5 million in the third quarter of 2001. The second quarter of 2002 included a special provision related in large part to credit exposure to customers that have been associated with allegations of accounting irregularities. Credit losses charged to the loan loss reserve totaled $115 million in the third quarter of 2002, primarily resulting from the $85 million writedown of the WorldCom, Inc. loan and from the sale of $108 million of loans made to a customer in the cable/media industry, which eliminated all exposure to that customer. Both companies have been associated with allegations of accounting irregularities.

•
The Corporation repurchased 5.1 million common shares during the third quarter of 2002 at an average share price of $25.69. Share repurchases in the first nine months of 2002 totaled 19.4 million shares at a purchase price of $669 million for an average share price of $34.57 per share. Since Jan. 1, 1999, the Corporation’s common shares outstanding have been reduced by 92.9 million shares, or 17.7 percent, net of reissuances, due to stock repurchases totaling $4.5 billion, at an average share price of $36.88 per share. At Sept. 30, 2002, an additional 3.0 million shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001. In October 2002, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock.

Mellon Reports Earnings
Oct. 15, 2002

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for large corporations, institutional customers and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $562 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:45 p.m. EDT on Tuesday, Oct. 15, 2002 following the release of the company’s third-quarter financial results. This conference call and webcast will include forward-looking or other material information.

Persons wishing to access the conference call and webcast may do so by dialing (877) 420-2982 (U.S.) and (847) 619-6129 (international) or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1:30 p.m. EDT on Oct. 15, 2002. Replays of the conference call and webcast will be available beginning Oct. 15, 2002 at approximately 6 p.m. EDT until Tuesday, Oct. 22, 2002 at 5 p.m. EDT by dialing (800) 351-9982 (U.S.) or (402) 351-9982 (international). The archived version of the conference call and webcast and related graphics will also be available at www.mellon.com during the same time period.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
Oct. 15, 2002

Core Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into six core business sectors.

Reflecting repositioning actions taken to sharpen its strategic focus in 2001 and the January 2002 acquisition of Unifi Network, the Corporation’s core business sectors are divided into two overall reportable groups—Asset Management and Corporate & Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate & Institutional Services group is comprised of the Asset Servicing, Human Resources Services and Treasury Services sectors.

Quarterly Summary	% of Core Sector Revenue			% of Core Sector Income Before Taxes			Pretax Operating Margin (a)
	3Q02	2Q02	3Q01	3Q02	2Q02	3Q01	3Q02	2Q02	3Q01

Asset Management	37%	38%	42%	45%	47%	49%	33%	36%	36%
Corporate & Institutional Services	63%	62%	58%	55%	53%	51%	23%	25%	28%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	27%	29%	31%

(a)	Includes amortization of goodwill in 2001. Excluding amortization, ratios would have been 38%, 29% and 33%, respectively.

Year-to-date Summary	% of Core Sector Revenue		% of Core Sector Income Before Taxes		Pretax Operating Margin (a)
	YTD02	YTD01	YTD02	YTD01	YTD02	YTD01

Asset Management	38%	41%	47%	47%	35%	37%
Corporate & Institutional Services	62%	59%	53%	53%	25%	29%

Total Core Business Sectors	100%	100%	100%	100%	29%	32%

(a)	Includes amortization of goodwill in 2001. Excluding amortization, ratios would have been 40%, 30% and 34%, respectively.

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	3Q02	2Q02	Growth (a)	3Q02	3Q01	Growth	YTD02	YTD01	Growth

Net Income	$176	$201	(12)%	$176	$179	(2)%	$577	$550	5%
Contribution to EPS	$.41	$.45	(9)%	$.41	$.38	8%	$1.31	$1.14	15%

Excluding goodwill amortization:
Net income				$176	$194	(9)%	$577	$596	(3)%
Contribution to EPS				$.41	$.41	—%	$1.31	$1.24	6%

(a)    Unannualized.

Mellon Reports Earnings
Oct. 15, 2002

Contribution To Earnings Per Share From Total Core Business Sectors—Five-Quarter Trend
(in millions, except per share amounts)	3Q02	2Q02	1Q02	4Q01	3Q01

Net Income	$176	$201	$200	$177	$179
Contribution to EPS	$.41	$.45	$.45	$.38	$.38

Excluding goodwill amortization:
Net income	$176	$201	$200	$193	$194
Contribution to EPS	$.41	$.45	$.45	$.41	$.41

Core Business Sectors—Quarterly data (a)

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Return on Equity
	3Q02	2Q02	3Q01	3Q02	2Q02	3Q01	3Q02	2Q02	3Q01
Asset Management:
Institutional Asset Management	$123	$131	$128	$11	$22	$28	13%	24%	28%
Mutual Funds	135	144	140	52	58	54	30	34	34
Private Wealth Management	131	135	126	64	69	59	78	82	66

Total Asset Management Group	389	410	394	127	149	141	38	43	41

Corporate & Institutional Services:
Asset Servicing	188	192	171	50	58	62	28	33	33
Human Resources Services	250	273	174	4	17	6	4	16	9
Treasury Services	217	212	193	99	94	81	24	24	26

Total Corporate & Institutional Services Group	655	677	538	153	169	149	22	25	26

Total Core Business Sectors	$1,044	$1,087	$932	$280	$318	$290	27%	31%	32%

(a)	Results for 2001 include amortization of goodwill.

Core Business Sectors—Year-to-date data (a)

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Return on Equity
	YTD02	YTD01	YTD02	YTD01	YTD02	YTD01
Asset Management:
Institutional Asset Management	$401	$374	$ 63	$ 98	23%	37%
Mutual Funds	421	398	168	154	33	35
Private Wealth Management	403	366	199	169	81	63

Total Asset Management Group	1,225	1,138	430	421	42	43
Corporate & Institutional Services:
Asset Servicing	560	535	160	205	30	38
Human Resources Services	797	541	43	38	14	19
Treasury Services	631	560	281	223	23	22

Total Corporate & Institutional Services Group	1,988	1,636	484	466	23	26
Total Core Business Sectors	$3,213	$2,774	$914	$887	29%	32%

(a)	Results for 2001 include amortization of goodwill.

Mellon Reports Earnings
Oct. 15, 2002

Asset Management

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and affluent individuals aggregated into three business sectors—Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of 14 individual asset management companies or joint ventures offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and private banking services for affluent individuals, including the activities of Mellon United National Bank in Florida.

Asset Management—Summary

3Q 2002 vs. 2Q 2002 (unannualized)	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Institutional Asset Management	(6)%	3%	(49)%
Mutual Funds	(7)%	(4)%	(11)%
Private Wealth Management	(2)%	1%	(5)%
Total Asset Management	(5)%	—%	(14)%

Asset Management—Summary

3Q 2002 vs. 3Q 2001 (annualized)	Total Revenue Growth		Operating Expense Growth (b)		Income Before Taxes Growth
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)

Institutional Asset Management	(4)%	(13)%	14%	—%	(64)%
Mutual Funds	(4)%		(2)%		(6)%
Private Wealth Management	4%	3%	9%	7%	2%
Total Asset Management	(1)%	(4)%	7%	2%	(15)%

(a)    Excludes the impact of acquisitions.
(b)    Excludes the amortization of goodwill in 2001.

Asset Management—Summary

YTD 2002 vs. YTD 2001 (annualized)	Total Revenue Growth		Operating Expense Growth (b)		Income Before Taxes Growth
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)

Institutional Asset Management	7%	2%	26%	15%	(41)%
Mutual Funds	6%		7%		4%
Private Wealth Management	10%	9%	11%	9%	10%
Total Asset Management	8%	6%	15%	11%	(4)%

(a)    Excludes the impact of acquisitions.
(b)    Excludes the amortization of goodwill in 2001.

Mellon Reports Earnings
Oct. 15, 2002

Results for the Asset Management Group compared with the second quarter of 2002 reflect a 5% decline in revenue, primarily due to lower investment management fees which are based on the market value of assets under management. As shown in the table on page 13, assets under management declined $26 billion from June 30, 2002, as net inflows were offset by market depreciation of $31 billion, due to weakness in the equity markets. Expenses for the group were well controlled, remaining flat and included a $5 million operational error in Institutional Asset Management. Equity market levels, as represented by the S&P 500 Index, decreased 17.6% compared with June 30, 2002.

Results for the Asset Management Group compared with the third quarter of 2001 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, which is included in the Institutional Asset Management sector and the October 2001 acquisition of Van Deventer and Hoch, which is included in the Private Wealth Management sector. For the Asset Management Group overall, excluding the impact of acquisitions, revenue decreased 4% and expenses increased 2%. Income before taxes for the Asset Management Group decreased 15%. The results for the Asset Management Group were negatively impacted by the weak equity markets as the S&P 500 Index, at Sept. 30, 2002, was down 21.7% compared with Sept. 30, 2001. Income before taxes for the Private Wealth Management sector grew 2% year-over-year.

Corporate & Institutional Services

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services as well as services for investment managers; human resources consulting and outsourcing services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors—Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. Human Resources Services includes benefits consulting and administrative services for employee benefit plans, and shareholder and securities transfer services. Treasury Services includes global cash management, large corporate relationship banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading, international banking and the activities of Mellon 1st Business Bank in California.

Corporate & Institutional Services—Summary

3Q 2002 vs. 2Q 2002 (unannualized)	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Asset Servicing	(2)%	3%	(15)%
Human Resources Services	(8)%	(4)%	(76)%
Treasury Services	2%	—%	4%
Total Corporate & Institutional Services	(3)%	(1)%	(10)%

Mellon Reports Earnings
Oct. 15, 2002

Corporate & Institutional Services—Summary

3Q 2002 vs. 3Q 2001 (annualized)	Total Revenue Growth		Operating Expense Growth (b)		Income Before Taxes Growth
	Reported	Ex.Acquisitions (a)	Reported	Ex. Acquisitions (a)

Asset Servicing	10%	3%	28%	14%	(21)%
Human Resources Services	44%	2%	49%	(2)%	(56)%
Treasury Services	12%		8%		16%
Total Corporate & Institutional Services	22%	6%	32%	5%	(3)%

(a)    Excludes the impact of acquisitions.
(b)    Excludes the amortization of goodwill in 2001.

Corporate & Institutional Services—Summary

YTD 2002 vs. YTD 2001 (annualized)	Total Revenue Growth		Operating Expense Growth (b)		Income Before Taxes Growth
	Reported	Ex. Acquisitions (a)	Reported	Ex. Acquisitions (a)

Asset Servicing	5%	(2)%	23%	8%	(24)%
Human Resources Services	47%	9%	53%	10%	(8)%
Treasury Services	13%		7%		21%
Total Corporate & Institutional Services	21%	7%	31%	8%	(1)%

(a)    Excludes the impact of acquisitions.
(b)    Excludes the amortization of goodwill in 2001.

Results for the Corporate & Institutional Services Group for the third quarter of 2002 compared with the second quarter of 2002 reflected a 3% decline in revenue and a 1% decline in expenses. These results reflected an 8% decline in revenue in the Human Resources Services sector, primarily resulting from lower benefits consulting revenue, partially offset by a 2% increase in revenue in the Treasury Services sector, reflecting higher cash management revenue.

Results for the third quarter of 2002 compared with the third quarter of 2001 were impacted by the January 2002 acquisition of Unifi Network in the Human Resources Services sector and by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing Sector. Excluding the impact of these acquisitions, revenue and expenses grew 6% and 5%, respectively, for the Corporate & Institutional Services sector overall. Income before taxes decreased 3%.

Mellon Reports Earnings
Oct. 15, 2002

Other Activity

Other Activity includes large ticket leasing and certain leveraged and other lending relationships that are part of the Corporation’s portfolio exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated, for management reporting purposes, to the core business sectors.

Other Activity includes $32 million of losses resulting from fair value adjustments to venture capital investments recorded in the third quarter of 2002, reflecting the continued weakness in the economy, partially offset by $4 million of realized gains. Also included in other activity is $28 million of gains from the sale of mortgage-backed investment securities. Given the decline in interest rates associated with the weak economy, these sales represent a modest repositioning of the Corporation’s mortgage backed securities portfolio to protect against accelerated prepayments associated with lower rates.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core sectors is presented on a net charge-off basis, and totaled $2 million in the third quarter of 2002. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core sectors. When a determination is made that a borrowing arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The results in Other Activity for the second quarter of 2002 included the special provision for credit losses related in large part to credit exposure to customers that have been associated with allegations of accounting irregularities.

Mellon Reports Earnings
Oct. 15, 2002

Noninterest Revenue

	Quarter ended			Nine months ended
(dollar amounts in millions, unless otherwise noted)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001 (a)	Sept. 30, 2002	Sept. 30, 2001 (a)

Trust and investment fee revenue:
Investment management	$340	$355	$345	$1,065	$1,001
Human resources services (b)	232	264	168	765	521
Institutional trust and custody	138	149	116	423	363

Total trust and investment fee revenue	710	768	629	2,253	1,885
Cash management revenue	72	71	62	211	176
Foreign exchange revenue	44	37	38	116	128
Financing-related revenue	34	38	39	106	117
Equity investment revenue	(23)	(5)	(17)	(7)	(157)
Securities trading revenue	14	6	1	24	13
Other	5	8	9	19	27

Total fee and other revenue	856	923	761	2,722	2,189
Gains on sales of securities	28	—	—	28	—

Total noninterest revenue	$884	$923	$761	$2,750	$2,189

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	86%	84%	85%	84%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	69%	70%	68%	70%	71%
Market value of assets under management at period end (in billions)	$562	$588	$547
Market value of assets under administration or custody at period end (in billions)	$2,209	$2,213	$2,077
S&P 500 Index at period end	815	990	1,041

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a Financial Accounting Standards Board (FASB) staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)
Amounts do not necessarily agree with those presented in Business Sectors on page 6, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $856 million in the third quarter of 2002 decreased $67 million, or 7% (unannualized), from the second quarter of 2002, primarily due to lower trust and investment fee revenue and equity investment revenue partially offset by higher foreign exchange and securities trading revenue. As discussed further under the applicable fee categories below, the decline in trust and investment fee revenue was principally due to market depreciation in assets under management on which investment management fees are based, lower benefits consulting revenue and lower transaction volumes in investor services fees, impacting human resources services fee revenue, and a seasonal decline in securities lending fees which are included in institutional trust and custody fees. The decline in equity investment revenue reflects downward fair value

Mellon Reports Earnings
Oct. 15, 2002

adjustments to a number of private direct investments and third party fund investments, as well as lower market values in several publicly held investments. The weak economic environment, as well as weak equity markets, were underlying drivers for these declines.

Fee revenue in the third quarter of 2002, when compared with the third quarter of 2001, was impacted by acquisitions, primarily the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network. Excluding the acquisitions, fee revenue decreased 3% in the third quarter of 2002, compared with the third quarter of 2001, primarily reflecting lower trust and investment fee revenue and lower equity investment revenue partially offset by higher securities trading, cash management and foreign exchange revenue. Excluding the effect of acquisitions, trust and investment fee revenue decreased 6% in the third quarter of 2002 compared with the third quarter of 2001. The factors contributing to the decline in trust and investment fee revenue and equity investment revenue were the same as those noted above for the decline from the second quarter of 2002.

Fee revenue growth (a)	3rd Qtr. 2002 over 2nd Qtr. 2002 (unannualized)	3rd Qtr. 2002 over 3rd Qtr. 2001 (annualized)	Nine Mo. 2002 over Nine Mo. 2001 (annualized)

Trust and investment fee revenue growth	(8)%	(6)%	(1)%
Total fee revenue growth	(7)%	(3)%	7%(b)

(a)	Excludes the effect of acquisitions.
(b)	Excluding the second quarter 2001 venture capital fair value adjustments, fee revenue was flat in the first nine months of 2002 compared to the first nine months of 2001.

Market value of assets under management at period end
(in billions)	Sept. 30, 2002		June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001

Mutual funds managed:
Equity funds	$34		$43	$48	$47	$43
Money market funds	125		123	121	111	93
Bond and fixed-income funds	27		26	26	26	27
Nonproprietary	17	(a)	21	24	24	22

Total mutual funds managed	203		213	219	208	185
Institutional (b)	313	(a)	326	339	334	316
Private clients	46		49	52	50	46

Total market value of assets under management	$562		$588	$610	$592	$547
S&P 500 Index at period end	815		990	1,147	1,148	1,041

(a)
At Sept. 30, 2002, the combined market values of $17 billion of nonproprietary mutual funds and $313 billion of institutional assets managed, by asset type, were as follows: $83 billion equities, $23 billion balanced, $75 billion fixed income, $100 billion money market, (which includes securities lending assets of $48 billion); and $49 billion in overlay and global fixed-income products, for a total of $330 billion.

(b)
Includes assets managed at Pareto Partners of $32 billion at Sept. 30, 2002, $35 billion at June 30, 2002, $34 billion at March 31, 2002, $33 billion at Dec. 31, 2001, and $28 billion at Sept. 30, 2001. The Corporation has a 30% equity interest in Pareto Partners.

Mellon Reports Earnings
Oct. 15, 2002

As shown in the table on the previous page, the market value of assets under management was $562 billion at Sept. 30, 2002, a $26 billion, or 4% (unannualized), decrease from $588 billion at June 30, 2002, and a $15 billion, or 3%, increase from $547 billion at Sept. 30, 2001. The $562 billion of assets managed were comprised as follows: 30% equities; 21% fixed income; 32% money market; 9% overlay and global fixed-income products; and 8% securities lending cash collateral. As shown in the table below, the decrease in the third quarter of 2002 was primarily due to the declining equity markets, as net inflows of $3 billion, due to money market inflows, were offset by market depreciation.

Changes in market value of assets under management (in billions)	Third quarter 2002	Sept. 30, 2001 to Sept. 30, 2002

Market value of assets under management at beginning of period	$588	$547
Net inflows (a):
Long-term	(1)	4
Money market	4	34

Total net inflows (b)	3	38
Net market depreciation (a)	(31)	(26)
Acquisitions	2	3

Market value of assets under management at end of period	$562	$562

(a)	Estimated.
(b)	Represents 1% and 7% of beginning balance, respectively.

Investment management fee revenue

	Quarter ended			Nine months ended
(in millions)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Managed mutual funds (a):
Equity funds	$58	$69	$72	$197	$222
Money market funds	79	78	64	233	175
Bond and fixed-income funds	38	35	37	108	98
Nonproprietary	9	9	9	26	25

Total managed mutual funds	184	191	182	564	520
Institutional	78	84	83	261	240
Private clients	78	80	80	240	241

Total investment management fee revenue	$340	$355	$345	$1,065	$1,001

(a)
Net of quarterly mutual fund fees waived and fund expense reimbursements of $9 million, $10 million and $7 million at Sept. 30, 2002, June 30, 2002, and Sept. 30, 2001, respectively. Net of year-to-date fees waived and fund expense reimbursements of $29 million and $20 million at Sept. 30, 2002, and Sept. 30, 2001.

Investment management fee revenue declined $15 million, or 4% in the third quarter of 2002 compared with the second quarter 2002 reflecting a decline in assets under management on which investment management fees are based. As shown in the table above, assets under management declined $26 billion from June 30, 2002 due to market depreciation of $31 billion, partially offset by net inflows of $3 billion. The impact was principally in equities as the equity markets at Sept. 30, 2002, as measured by the Standard & Poor’s 500 Index, decreased 17.6% compared to June 30, 2002, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 12.2% compared to June 30, 2002.

As shown in the table above, fees from equity mutual funds declined $11 million while mutual fund fees from money market and bond funds increased $4 million in the third quarter of 2002 compared with the

Mellon Reports Earnings
Oct. 15, 2002

second quarter of 2002. Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed in the third quarter of 2002 were $193 billion, down $6 billion, or 3% from $199 billion in the second quarter of 2002. Proprietary equity funds averaged $38 billion in the third quarter of 2002, a decrease of $8 billion, or 17%, compared with $46 billion in the second quarter of 2002. The decline in institutional and private client investment management fees also resulted principally from depreciation in the market value of equity assets under management.

Investment management fee revenue was down 2% compared with the third quarter of 2001. Excluding the impact of acquisitions, investment management fee revenue decreased 3% in the third quarter of 2002 compared with the third quarter of 2001. While assets under management at Sept. 30, 2002 of $562 billion were $15 billion higher than at Sept. 30, 2001, investment management fee revenue decreased principally due to a shift in the mix of assets under management from equities, which typically carry higher basis point fees, to fixed income and money market assets which carry lower fees. As shown in the table on the previous page, however, mutual fund fees actually increased $2 million in spite of this mix shift as a $34 billion increase in average money market mutual fund assets generated sufficiently higher fees to more than offset the decline in fees from equity mutual funds. The equity markets at Sept. 30, 2002, as measured by the S&P 500 Index, decreased 21.7% compared with Sept. 30, 2001, while the Lehman Brothers Long-Term Government Bond Index, increased 14.9% compared to Sept. 30, 2001.

Market value of assets under administration or custody at period end
(in billions)	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001

Market value of assets under administration or custody (a)(b)	$2,209	$2,213	$2,324	$2,082	$2,077

S&P 500 Index at period end	815	990	1,147	1,148	1,041

(a)
Includes $315 billion of assets at Sept. 30, 2002; $326 billion of assets at June 30, 2002; $304 billion of assets at March 31, 2002; $289 billion of assets at Dec. 31, 2001; and $276 billion of assets at Sept. 30, 2001, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.

(b)
Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $157 billion at Sept. 30, 2002; $166 billion at June 30, 2002; $139 billion at March 31, 2002; $130 billion at Dec. 31, 2001; and $118 billion at Sept. 30, 2001. In July 2002, the Corporation announced an agreement with ABN AMRO to formalize their alliance and create a joint venture.

Institutional trust and custody fee revenue

The $11 million, or 7%, decrease in institutional trust and custody revenue for the third quarter of 2002 as compared to the second quarter of 2002 was principally due to a seasonal decline in securities lending revenue. Securities lending revenue totaled $16 million in the third quarter of 2002 compared with $24 million in the second quarter of 2002. The $22 million, or 19%, increase in institutional trust and custody fee revenue from the third quarter of 2001 is due in part to the acquisition of Eagle Investment Systems in November 2001 and business growth, offset by a decline in securities lending fees. Excluding the impact of acquisitions and securities lending revenue, institutional trust and custody fees increased 3% compared to the third quarter of 2001. Securities lending revenue in the third quarter of 2001 totaled $19 million.

Mellon Reports Earnings
Oct. 15, 2002

Human resources services fee revenue

Human resources services fee revenue decreased 12% (unannualized) compared to the second quarter of 2002 principally due to lower benefits consulting revenue. Benefit plan administration fees and investor services fees were also lower as a portion of these fees was driven by asset levels and lower plan participant activity volumes. The lower human resources services fee revenue also reflects a slowdown in discretionary spending by large corporate and institutional customers. Human resources services fee revenue increased $64 million, or 39%, from the third quarter of 2001 reflecting the impact of acquisitions. Excluding the impact of acquisitions, human resources services fee revenue declined 14% generally reflecting the same factors that resulted in the decrease compared with the second quarter of 2002.

Cash management revenue

Cash management fee revenue increased $1 million, or 1% (unannualized), compared with the second quarter of 2002, and $10 million, or 15%, in the third quarter of 2002, compared with the third quarter of 2001. The increase compared with the third quarter of 2001 primarily resulted from lower levels of compensating balances resulting in an increase in cash management fees, and higher volumes of electronic and lockbox services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on these compensating balances are recognized in net interest revenue.

Foreign exchange revenue

Foreign exchange revenue totaled $44 million in the third quarter of 2002, a $7 million or 19% increase compared with the second quarter of 2002, and a $6 million or 16% increase compared with the third quarter of 2001. The increases were primarily due to higher levels of market volatility and client volumes.

Financing-related revenue

Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals decreased $4 million, or 12%, compared with the second quarter of 2002 and decreased $5 million, or 14%, in the third quarter of 2002 compared with the third quarter of 2001, primarily reflecting lower gains on lease residuals.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, was a loss of $23 million in the third quarter of 2002 compared with a loss of $5 million in the second quarter of 2002 and a loss of $17 million in the third quarter of 2001. The $23 million loss in the third quarter of 2002 resulted from: net valuation adjustments on a number of private direct investments of $18 million; writedowns of publicly held direct investments of $7 million; valuation adjustments of third party indirect funds of $7 million; partially offset by realized gains of $4 million on third party indirect funds and $5 million of equity income from non-venture capital investments accounted for under the equity method of accounting.

Mellon Reports Earnings
Oct. 15, 2002

Securities trading revenue

Securities trading revenue totaled $14 million in the third quarter of 2002, an $8 million increase compared with the second quarter of 2002, and a $13 million increase compared with the third quarter of 2001. These increases compared with both prior periods were primarily due to higher volumes.

Fee and other revenue including gross joint venture fee revenue

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with net results recorded primarily as trust and investment fee revenue. The gross joint venture fee revenue is not included in the reported fee revenue. The table below presents the components of total fee and other revenue, including gross joint venture fee revenue.

	Quarter ended			Nine months ended
(in millions)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Trust and investment fee revenue	$777	$836	$694	$2,453	$2,080
Foreign exchange revenue	50	41	42	130	145
Non-impacted components of fee and other revenue	102	118	94	353	176

Total fee and other revenue including gross joint venture fee revenue	929	995	830	2,936	2,401

Less: Trust and investment gross joint venture fee revenue	(67)	(68)	(65)	(200)	(195)
Foreign exchange gross joint venture fee revenue	(6)	(4)	(4)	(14)	(17)

Total gross joint venture fee revenue (a)	(73)	(72)	(69)	(214)	(212)

Total fee and other revenue as reported	$856	$923	$761	$2,722	$2,189

(a)
The gross joint venture fee revenue presented above is shown net of the equity income earned from the joint ventures. This table does not include the results of the proposed joint venture with ABN AMRO, which is expected to be finalized in the fourth quarter of 2002.

Year-to-date 2002 compared with year-to-date 2001

Fee revenue for the first nine months of 2002 totaled $2.722 billion, a $533 million increase compared with the first nine months of 2001. Fee revenue in the first nine months of 2002 was positively impacted by acquisitions, most notably the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network. Excluding the effect of acquisitions, fee revenue for the first nine months of 2002 increased 7% compared with the first nine months of 2001, reflecting higher cash management fee revenue and the $140 million charge for venture capital fair value adjustments recorded in the second quarter of 2001. Excluding the venture capital fair value adjustments and the impact of acquisitions, fee revenue was flat, year over year.

Mellon Reports Earnings
Oct. 15, 2002

Gains on sales of securities

The $28 million of gains on the sales of securities in the third quarter of 2002 resulted from the sale of mortgage backed investment securities out of the Corporation’s securities available for sale portfolio. Given the decline in interest rates associated with the weak economy, these sales represent a modest repositioning of the Corporation’s mortgage backed securities portfolio to protect against accelerated prepayments associated with lower rates. At Sept. 30, 2002, net unrealized gains remaining in the Corporation’s available for sale portfolio were $230 million, up from $185 million at June 30, 2002.

Net Interest Revenue

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Net interest revenue (FTE)	$159	$156	$148	$473	$428
Net interest margin (FTE)	2.72%	2.76%	2.35%	2.79%	2.51%
Average money market investments	$2,344	$2,128	$4,296	$2,335	$3,114
Average trading account securities	738	748	345	725	363
Average securities	10,467	9,982	10,888	9,975	9,378
Average loans	9,836	9,662	9,611	9,522	9,986
Funds allocated to discontinued operations	—	246	—	245	—

Average interest-earning assets	$23,385	$22,766	$25,140	$22,802	$22,841

Note:	FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis increased $3 million in the third quarter of 2002 compared with the second quarter of 2002, primarily resulting from a higher level of interest-earning assets. Net interest revenue increased $11 million compared with the third quarter of 2001 reflecting a significantly higher net interest margin partially offset by a lower level of interest-earning assets. Average interest-earning assets decreased $1.8 billion compared with the third quarter of 2001, due to lower levels of money market investments and securities.

Net interest revenue on a fully taxable equivalent basis increased $45 million in the first nine months of 2002 compared with the prior-year period, primarily resulting from the average rates paid on interest-bearing liabilities declining more than the yields on interest-earning assets.

Mellon Reports Earnings
Oct. 15, 2002

Operating Expense

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001 (a)	Sept. 30, 2002	Sept. 30, 2001 (a)

Staff expense	$440	$458	$363	$1,374	$1,097
Professional, legal and other purchased services	105	94	80	282	233
Net occupancy expense	63	60	55	186	160
Equipment expense	51	53	40	160	113
Business development	32	34	27	98	85
Communications expense	25	30	24	83	72
Amortization of goodwill	—	—	18	—	54
Amortization of other intangible assets	3	4	2	10	5
Other expense	37	27	16	95	56

Total operating expense	$756	$760	$625	$2,288	$1,875

Efficiency ratio excluding amortization of goodwill in 2001 (b)	74%	70%	66%	71%	69%

(a)
In January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.

Operating expense decreased 1% (unannualized), in the third quarter of 2002 compared with the second quarter of 2002, primarily reflecting lower incentive expense in the third quarter of 2002, offset in part by higher professional, legal and other purchased services.

Operating expense for the third quarter 2002 compared with the third quarter of 2001 was impacted by acquisitions, primarily the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network, and the adoption of Statement of Financial Accounting Standard (FAS) No. 142, which requires that goodwill no longer be amortized. Excluding the effect of acquisitions and the third quarter 2001 amortization of goodwill, operating expense increased 5% in the third quarter of 2002 compared with the third quarter of 2001. The increase reflects a number of factors including implementation of an investment manager outsourcing contract in the fourth quarter of 2001, significantly higher medical and other benefits expense, including a lower pension credit in 2002, and higher occupancy, equipment and other expenses.

Operating expense growth	3rd Qtr. 2002 over 2nd Qtr. 2002 (unannualized)	3rd Qtr. 2002 over 3rd Qtr. 2001 (annualized) (a)	Nine Mo. 2002 over Nine Mo. 2001 (annualized) (a)

Operating expense growth	(1)%	5%	5%

(a)	Excludes the effect of acquisitions, and the third quarter 2001 and year-to-date 2001 amortization of goodwill.

Mellon Reports Earnings
Oct. 15, 2002

Operating expense for the first nine months of 2002 totaled $2.288 billion, a $413 million, or 22%, increase compared with the first nine months of 2001. Excluding the effect of acquisitions and amortization of goodwill for the first nine months of 2001, operating expenses increased 5% in the first nine months of 2002 compared with the first nine months of 2001, due to the same factors noted above for the third quarter of 2002 compared to the third quarter of 2001.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was 33.8% for the first nine months of 2002, compared with 33.9% in the first nine months of 2001, excluding the impact of the amortization of non-tax deductible goodwill. It is currently anticipated that the effective tax rate will be approximately 34% in the fourth quarter of 2002.

Provision and Reserves for Credit Exposure

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Provision for credit losses	$2	$160	$5	$166	$(9)

Net credit (losses) recoveries:
Commercial and financial	$(114)	$(7)	$(21)	$(123)	$(42)
Consumer credit	—	—	—	(1)	—
Commercial real estate	(1)	—	—	(1)	—

Total net credit losses (a)	$(115)	$(7)	$(21)	$(125)	$(42)

Annualized net credit losses to average loans	4.64%	.26%	.89%	1.75%	.57%

Reserve for loan losses (b)(c):	$127	$242	$187
As a percentage of total loans (b)	1.36%	2.47%	1.89%
As a percentage of nonperforming loans (b)	188%	138%	153%
Reserve for unfunded commitments (b)(c)	$52	$51	$33

Total reserve for credit exposure	$179	$293	$220

(a)	Includes write-downs resulting from loan sales.
(b)	At period end.
(c)
In the second quarter of 2002, the Corporation began to record the reserve for unfunded loan commitments in a liability account. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified. A loss of $1 million was charged against the reserve for unfunded commitments in the third quarter of 2002 resulting from the sale of a loan commitment.

Net credit losses totaled $115 million in the third quarter of 2002, of which $104 million was on loans to two customers associated with allegations of accounting irregularities. Of the $104 million of credit losses, $85 million was recorded on a loan to WorldCom, Inc. The remainder resulted from the sale of $108 million of loans made to a customer in the cable/media industry, which eliminated all exposure to that customer. A special provision was recorded in the second quarter of 2002 in large part for credit exposure related to these customers. At Sept. 30, 2002, $52 million was reserved for unfunded commitments, resulting in a total reserve for credit exposure of $179 million at Sept. 30, 2002, compared with $293 million at June 30, 2002, and $220 million at Sept. 30, 2001.

Mellon Reports Earnings
Oct. 15, 2002

Unfunded Commitments To Extend Credit

The following table presents a summary of unfunded commitments to extend credit at Sept. 30, 2002.

Unfunded commitments to extend credit at Sept. 30, 2002
(dollar amounts in millions)

	Unfunded commitments to extend credit
				Commitment expiration
Industry sector (a)	Number of customers (b)	Commitments	Investment grade (c)	<1 year	1-5 years	>5 years	Memo: Loans
Financial institutions (excluding captive finance companies)	61	$2,695	100%	$2,016	$679	$—	$91
Captive finance companies	7	533	96%	288	245	—	27
Insurance	85	1,656	99%	945	711	—	156
Electric and gas utilities	61	1,455	99%	1,089	366	—	325
Energy	42	1,248	99%	839	409	—	113
Holdings and investments	38	1,167	99%	1,085	82	—	59
Electrical and electronic equipment	36	1,020	89%	467	553	—	288
Services	403	860	90%	582	276	2	165
Telecommunications	8	829	100%	725	104	—	137
Cable/Media	39	765	91%	259	482	24	246
Chemicals	37	737	90%	355	382	—	119
State and local governments	26	659	100%	525	134	—	54
Metals	17	646	95%	336	310	—	62
Scientific and medical equipment	29	618	96%	308	310	—	113
Industrial machinery and equipment	29	570	94%	293	277	—	34
Food, tobacco and kindred products	15	562	99%	151	411	—	25
Other commercial and financial	731	4,545	92%	2,374	2,121	50	3,364

Total commercial and financial (d)	1,664	$20,565	96%	$12,637	$7,852	$76	$5,378

Real estate	893	586	71%	291	284	11	2,421
Consumer	NM	239	NM	121	55	63	1,552

Total	NM	$21,390	NM	$13,049	$8,191	$150	$9,351

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)
Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.

(d)	Includes commercial and financial, lease finance and international loans and commitments.
NM—Not meaningful for this disclosure.

Mellon Reports Earnings
Oct. 15, 2002

Nonperforming Assets

(dollar amounts in millions)	Sept. 30, 2002	June 30, 2002	Dec. 31, 2001	Sept. 30, 2001

Nonperforming loans:
Commercial and financial	$55	$160	$56	$121
Consumer credit	5	4	2	1
Commercial real estate	7	11	1	1

Total nonperforming loans	67	175	59	123
Acquired property:
Real estate acquired	2	1	2	2
Other assets acquired	—	—	1	1

Total acquired property	2	1	3	3

Total nonperforming assets	$69	$176	$62	$126

Nonperforming loans as a percentage of total loans	.72%	1.78%	.69%	1.24%
Nonperforming assets as a percentage of total loans and net acquired property	.74%	1.79%	.72%	1.28%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	3.15%	7.55%	2.30%	4.74%

Nonperforming assets decreased $107 million compared with June 30, 2002, and $57 million compared with Sept. 30, 2001. The decrease compared with June 30, 2002, primarily resulted from the $85 million writedown of a $100 million loan to WorldCom, Inc. Of the $69 million balance of total nonperforming assets at Sept. 30, 2002, $39 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $15 million was the remaining balance of the loan to WorldCom, Inc. and $15 million consists of various smaller loans, the largest of which was $6 million.

Mellon Reports Earnings
Oct. 15, 2002

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2002		Dec. 31, 2001	Sept. 30, 2001

Total shareholders’ equity	$3,325		$3,482	$3,560
Total shareholders’ equity to assets ratio	9.50%		9.79%	7.50%
Tangible shareholders’ equity (a)	$1,663		$1,986	$2,280
Tangible shareholders’ equity to assets ratio (b)	4.99%		5.84%	4.94%
Tier I capital ratio (c)	7.7	%(d)	8.81%	6.43%
Total (Tier I plus Tier II) capital ratio (c)	12.2	%(d)	13.65%	10.49%
Leverage capital ratio (c)	6.5	%(d)	6.31%	5.66%
Book value per common share	$7.72		$7.80	$7.61
Tangible book value per common share	$3.86		$4.45	$4.87
Closing common stock price per share	$25.93		$37.62	$32.33
Market capitalization	$11,174		$16,798	$15,125
Common shares outstanding	430,941		446,509	467,834

(a)
Includes $22 million, $52 million and $47 million, respectively, of minority interest. In addition, includes $416 million, $299 million and $291 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.

(b)
Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.
(d)	Estimated.

The Corporation’s equity to assets capital ratios at Sept. 30, 2002, compared with Sept. 30, 2001, reflect the positive effect of a smaller balance sheet, offset in part by the effect of common stock repurchases. The improvement in the leverage capital ratio was primarily due to lower average total assets as a result of the completed dispositions. The risk-based capital ratios include discontinued operations.

During the third quarter of 2002, 5.1 million shares of common stock were repurchased at a purchase price of $130 million for an average share price of $25.69 per share. Share repurchases in the first nine months of 2002 totaled 19.4 million shares at a purchase price of $669 million for an average share price of $34.57 per share. Common shares outstanding at Sept. 30, 2002, were 17.7% lower than at Jan. 1, 1999, a 92.9 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $4.5 billion, at an average share price of $36.88 per share. At Sept. 30, 2002, an additional 3.0 million common shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001. In October 2002, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock.

Mellon Reports Earnings
Oct. 15, 2002

Discontinued Operations

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens in December 2001; the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services, which was sold in January 2002; and the disposition in December 2001 of loans and loan commitments to middle market companies not sold to Citizens. In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

During the third quarter of 2002, the Corporation completed the conversion of customer deposit accounts and loans to Citizens. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to their systems. As of September 30, 2002, there were no remaining assets or liabilities in discontinued operations.

Gains and Losses on Disposals of Discontinued Operations

The after-tax gain of $5 million in the third quarter of 2002 and $2 million in the second quarter of 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions. In the first quarter of 2002, the Corporation recorded an additional $3 million after-tax net gain on the Citizens transaction, which primarily resulted from subsequent price adjustments. The $101 million after-tax net loss in the first nine months of 2001 resulted from the sale of the Mellon Leasing Corporation businesses that served mid-sized and small-ticket leasing businesses, and Mellon Business Credit.

Mellon Reports Earnings
Oct. 15, 2002

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141, “Business Combinations,” and FAS No. 142, “Goodwill and Other Intangible Assets.” These standards, among other things, eliminated the pooling of interests method of accounting and require that goodwill no longer be amortized, but goodwill is subject to impairment testing. The effective date for FAS No. 141 was July 1, 2001, and the effective date for FAS No. 142 was Jan. 1, 2002. For acquisitions completed prior to July 1, 2001, existing goodwill was amortized through the end of 2001, after which amortization has ceased. For acquisitions initiated after June 30, 2001, goodwill is not amortized. As required by FAS No. 142, initial testing for goodwill impairment was completed by June 30, 2002, and it was determined that no adjustments for impairment were needed. Results excluding the impact of goodwill amortization in 2001 are shown below.

Adjusted financial results—excluding the amortization of goodwill in 2001

	Quarter ended			Nine months ended
(dollar amounts in millions, except per share amounts; ratios annualized)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Reported income from continuing operations	$186	$106	$179	$503	$480
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	—	—	15	—	46
Equity method goodwill (a)	—	—	2	—	4

Results excluding amortization of goodwill in 2001:
Income from continuing operations	$186	$106	$196	$503	$530
Earnings per share—diluted	$.43	$.24	$.41	$1.14	$1.10
Return on equity	22.6%	12.6%	22.6%	20.0%	19.0%

(a)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

Mellon Reports Earnings
Oct. 15, 2002

SUMMARY DATA
Mellon Financial Corporation

	Quarter ended			Nine months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Continuing operations:
Diluted earnings per share	$.43	$.24	$.38	$1.14	$1.00
Income from continuing operations	$186	$106	$179	$503	$480
Return on equity	22.6%	12.6%	20.7%	20.0%	17.3%
Continuing operations—excluding goodwill amortization in 2001 (a):
Diluted earnings per share	$.43	$.24	$.41	$1.14	$1.10
Income from continuing operations	$186	$106	$196	$503	$530
Return on equity	22.6%	12.6%	22.6%	20.0%	19.0%
Net income (b):
Diluted earnings per share	$.44	$.25	$.40	$1.17	$1.06
Net income	$191	$109	$192	$516	$511
Return on equity	23.1%	13.0%	22.2%	20.5%	18.4%
Net income—excluding goodwill amortization in 2001 (a)(b):
Diluted earnings per share	$.44	$.25	$.46	$1.17	$1.22
Net income	$191	$109	$216	$516	$586
Return on equity	23.1%	13.0%	24.9%	20.5%	21.1%

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	86%	84%	85%	84%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	69%	70%	68%	70%	71%
Efficiency ratio excluding amortization of goodwill in 2001	74%	70%	66%	71%	69%
Average common shares and equivalents outstanding:
Basic	432,674	437,719	468,579	438,051	475,232
Diluted	434,993	441,013	473,076	441,104	480,892

Average balances
Money market investments	$2,344	$2,128	$4,296	$2,335	$3,114
Trading account securities	738	748	345	725	363
Securities	10,467	9,982	10,888	9,975	9,378

Total money market investments and securities	13,549	12,858	15,529	13,035	12,855
Loans	9,836	9,662	9,611	9,522	9,986
Funds allocated to discontinued operations	—	246	—	245	—

Total interest-earning assets	23,385	22,766	25,140	22,802	22,841
Total assets	34,175	33,398	45,500	33,540	46,481
Deposits	19,924	17,918	17,320	18,443	17,458
Total shareholders’ equity	3,270	3,350	3,444	3,358	3,722

(a)
Results for the third quarter and first nine months of 2001 exclude the after-tax impact of the amortization of goodwill from purchase acquisitions of $17 million, or $.03 per share and $50 million, or $.10 per share, respectively for continuing operations, and $24 million, or $.06 per share and $75 million, or $.16 per share, respectively, on a net income basis. See page 24 for additional information.

(b)	Net income amounts include results of discontinued operations, discussed further on page 23.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings
Oct. 15, 2002

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Quarter ended				Nine months ended
(in millions, except per share amounts)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	(a)	Sept. 30, 2002	Sept. 30, 2001 (a)

Noninterest revenue
Trust and investment fee revenue	$710	$768	$629		$2,253	$1,885
Cash management revenue	72	71	62		211	176
Foreign exchange revenue	44	37	38		116	128
Financing-related revenue	34	38	39		106	117
Equity investment revenue	(23)	(5)	(17)		(7)	(157)
Securities trading revenue	14	6	1		24	13
Other	5	8	9		19	27

Total fee and other revenue	856	923	761		2,722	2,189
Gains on sales of securities	28	—	—		28	—

Total noninterest revenue	884	923	761		2,750	2,189
Net interest revenue
Interest revenue	268	275	363		812	1,078
Interest expense	112	123	217		348	655

Net interest revenue	156	152	146		464	423
Provision for credit losses	2	160	5		166	(9)

Net interest revenue after provision for credit losses	154	(8)	141		298	432
Operating expense
Staff expense	440	458	363		1,374	1,097
Professional, legal and other purchased services	105	94	80		282	233
Net occupancy expense	63	60	55		186	160
Equipment expense	51	53	40		160	113
Business development	32	34	27		98	85
Communications expense	25	30	24		83	72
Amortization of goodwill	—	—	18		—	54
Amortization of intangible assets	3	4	2		10	5
Other expense	37	27	16		95	56

Total operating expense	756	760	625		2,288	1,875

Income
Income from continuing operations before income taxes	282	155	277		760	746
Provision for income taxes	96	49	98		257	266

Income from continuing operations	186	106	179		503	480
Discontinued operations:
Income from operations after tax	—	1	13		3	132
Net gain (loss) on disposals after tax	5	2	—		10	(101)

Income (loss) from discontinued operations (net of applicable tax expense of $3, $1, $10, $7 and $45)	5	3	13		13	31

Net income	$191	$109	$192		$516	$511

Earnings per share
Continuing operations
Basic	$.43	$.24	$.38		$1.15	$1.01
Diluted	$.43	$.24	$.38		$1.14	$1.00
Net income
Basic	$.44	$.25	$.41		$1.18	$1.08
Diluted	$.44	$.25	$.40		$1.17	$1.06
Continuing operations—excluding goodwill amortization in 2001(see page 24)
Basic	$.43	$.24	$.42		$1.15	$1.12
Diluted	$.43	$.24	$.41		$1.14	$1.10

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

Mellon Reports Earnings
Oct. 15, 2002

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2002	Dec. 31, 2001 (a)	Sept. 30, 2001 (a)

Assets
Cash and due from banks	$4,050	$3,177	$3,439
Money market investments	2,278	5,191	5,577
Trading account securities	741	638	224
Securities available for sale	9,287	8,795	9,949
Investment securities (approximate fair value of $614, $786, and $860)	590	768	838
Loans	9,351	8,540	9,880
Reserve for loan losses	(127)	(96)	(187)

Net loans	9,224	8,444	9,693
Premises and equipment	708	631	633
Goodwill	1,974	1,750	1,571
Other intangibles	126	97	47
Assets of discontinued operations	—	1,426	10,680
Other assets	6,025	4,646	4,810

Total assets	$35,003	$35,563	$47,461

Liabilities
Deposits	$22,080	$20,715	$18,497
Short-term borrowings	1,896	1,546	2,101
Other liabilities	2,462	3,611	2,700
Notes and debentures (with original maturities over one year)	4,199	4,045	3,767
Trust-preferred securities	1,041	991	1,015
Liabilities of discontinued operations	—	1,173	15,821

Total liabilities	31,678	32,081	43,901

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,881	1,870	1,863
Retained earnings	5,406	5,087	4,355
Accumulated unrealized gain, net of tax	79	30	103
Treasury stock of 157,721,416; 142,153,053; and 120,828,054 shares at cost	(4,335)	(3,799)	(3,055)

Total shareholders’ equity	3,325	3,482	3,560

Total liabilities and shareholders’ equity	$35,003	$35,563	$47,461

(a)
In the second quarter of 2002, the Corporation began to record the reserve for loan commitments in a liability account. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.